Exhibit 99.1

News Release	News Release	News Release	News Release

[Logo of American Express Company]

Contacts:	Media:	Joanna Lambert	Michael O’Neill
		212-640-9668	212-640-5951
		joanna.g.lambert@aexp.com	mike.o’neill@aexp.com

	Investors/Analysts:	Toby Willard	Ron Stovall
		212-640-1958	212-640-5574
		sherwood.s.willardjr@aexp.com	ronald.stovall@aexp.com

FOR IMMEDIATE RELEASE

AMERICAN EXPRESS REPORTS FIRST QUARTER EPS OF $0.73,
UP 135% FROM $0.31 A YEAR AGO

(Millions, except per share amounts)	Quarters Ended March 31,		Percentage Inc/(Dec)
	2010	2009
Total Revenues Net of Interest Expense1	$6,606	$5,926	11%

Income From Continuing Operations	$885	$443	100%
Loss From Discontinued Operations	$-	$(6)	#
Net Income	$885	$437	#

Earnings Per Common Share – Diluted:
Income From Continuing Operations Attributable to Common Shareholders2	$0.73	$0.32	#
Loss From Discontinued Operations	$-	$(0.01)	#
Net Income Attributable to Common Shareholders2	$0.73	$0.31	#

Average Diluted Common Shares Outstanding	1,191	1,156

Return on Average Equity	18.0%	16.3%
Return on Average Common Equity	17.1%	16.7%

# Denotes a variance of more than 100%.

1 Refer to discussion regarding revenue drivers on page 2 of earnings release.

2 Represents income from continuing operations or net income, as applicable, less (i) preferred share dividends and related accretion of $72 million for the quarter ended March 31, 2009, and (ii) earnings allocated to participating share awards and other items of $12 million and $4 million for the quarters ended March 31, 2010 and 2009, respectively.

New York – April 22, 2010 - American Express Company (NYSE: AXP) today reported first-quarter net income of $885 million, up 103 percent from $437 million a year ago. Diluted per-share net income was $0.73, up 135 percent from $0.31.

Consolidated revenues net of interest expense were $6.6 billion, up 11 percent, compared to $5.9 billion in the year-ago period. The increase was the result of the consolidation of securitized cardmember loans and related debt onto the balance sheet in the first quarter3. Revenues also reflect higher cardmember spending, offset by a smaller loan portfolio and lower yields on both the securitized and non-securitized portions of the portfolio.

Consolidated provisions for losses totaled $943 million, down 48 percent compared to $1.8 billion in the year-ago period. The decline reflected continued improvement in credit quality on the overall portfolio3.

Consolidated expenses totaled $4.4 billion, up from $3.6 billion a year ago, reflecting higher investment in business building initiatives and higher rewards costs.

The company's return on average equity (ROE) was 18.0 percent, up from 16.3 percent a year ago.

During the first quarter, non-U.S. revenue, provision and expenses comparisons were higher due to the translation effects of a comparatively weaker U.S. dollar.

“Cardmember spending was up 16 percent, rebounding strongly from the recessionary lows of last year,” said Kenneth I. Chenault, chairman and chief executive officer.  “Credit metrics also continued the improvement that began in the second half of 2009.”

“The biggest turnarounds in spending came from corporate cardmembers and banks who issue cards on our network. Consumer and small business volumes also rose in part because of strength in travel, entertainment and other discretionary categories.

“Throughout the industry – and at American Express – we saw further signs that consumers are managing their post-recessionary finances more cautiously.

3 Upon the adoption of new accounting standards governing the accounting for transfers of financial assets and consolidation of variable interest entities on January 1, 2010, the company began consolidating the assets and liabilities of its previously unconsolidated American Express Credit Account Master Trust (Lending Trust). Among the changes arising from the consolidation of the Lending Trust, expenses related to written-off securitized cardmember loans moved from revenues net of interest expense into provisions for losses.

“Our ability to generate strong volumes comes at a time when cardmembers are paying down their outstanding debt. This compares favorably to the major issuers who traditionally have had to rely on lending-oriented customers to generate billed business. At a time when so many consumers are focused on value, our relative strength also reflects the importance of pay-in-full charge cards and the appeal of our rewards, customer service and benefit programs.

“To help build on our momentum, we increased marketing and promotion investments back to the pre-recessionary levels. We also made other substantial investments to further strengthen our competitive position as we come out of the recession.

“Beyond those specific investments, we are carefully containing operating expenses not directly tied to growth initiatives.

“Despite the progress we made this quarter, high unemployment levels and the uncertain legislative environment remain challenges to continued growth.

“However, the global economy seems to be poised for continued improvement and our strong competitive position is yielding high quality comparative results.”

Segment Results

U.S. Card Services reported first-quarter net income of $428 million compared with a loss of $7 million a year ago.

Total revenues net of interest expense increased 14 percent to $3.5 billion, from $3.1 billion. The increase was the result of the consolidation of securitized cardmember loans and related debt onto the balance sheet in the first quarter4. Revenues also reflect higher cardmember spending, offset by a smaller loan portfolio and lower yields on both the securitized and non-securitized portions of the portfolio.

Provisions for losses totaled $687 million, down 50 percent from $1.4 billion in the year-ago period. The decline reflected continued improvement in credit quality on the overall portfolio4.

Total expenses increased 25 percent. Marketing, promotion, rewards and cardmember services expenses increased 46 percent from the year-ago period, driven by higher rewards costs and increased investment spending on marketing initiatives. Salaries and employee benefits and other operating expenses increased 2 percent from the year-ago quarter.

4 Refer to footnote 3 on page 2 for further details.

International Card Services reported first-quarter net income of $151 million, up from $52 million a year ago.

Total revenues net of interest expense increased 9 percent to $1.1 billion, driven by increased cardmember spending.

Provisions for losses totaled $158 million, down 53 percent from $335 million a year ago, reflecting improved credit performance.

Total expenses increased 17 percent. Marketing, promotion, rewards and cardmember services expenses increased 36 percent from year-ago levels, driven by higher rewards costs and increased marketing investments. Salaries and employee benefits and other operating expenses increased 6 percent from the year-ago quarter.

Global Commercial Services reported first-quarter net income of $92 million, up from $81 million a year ago.

Total revenues net of interest expense increased 9 percent to $1.0 billion, reflecting increased spending by corporate cardmembers and higher travel commissions and fees.

Provisions for losses totaled $78 million, up 66 percent from $47 million a year ago, reflecting higher volumes and an enhancement to the reserve methodology.

Total expenses increased 5 percent. Marketing, promotion, rewards and cardmember services expenses increased 43 percent from the year-ago period, reflecting higher rewards costs and increased marketing investments. Salaries and employee benefits and other operating expenses increased 1 percent from the year-ago quarter.

Global Network & Merchant Services reported first-quarter net income of $267 million, up from $250 million a year ago.

Total revenues net of interest expense increased 16 percent to $997 million, reflecting higher merchant-related revenues from the rise in global card billed business, as well as an increase in revenues from Global Network Services’ bank partners.

Total expenses increased 29 percent. Marketing and promotion expenses increased 159 percent from year-ago levels, driven by increased brand and merchant-related marketing investments. Salaries and employee benefits and other operating expenses increased 6 percent from the year-ago period.

Corporate and Other reported a first-quarter net expense of $53 million, compared with a net income of $67 million last year, reflecting higher operating and liquidity expenses. The results for both periods reflected income of $220 million ($136 million after-tax) for the previously announced MasterCard and Visa settlements.

American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success.  Learn more at www.americanexpress.com and connect with us on www.facebook.com/americanexpress, www.twitter.com/americanexpress and www.youtube.com/americanexpress.

***

The 2010 First Quarter Earnings Supplement will be available today on the American Express web site at http://ir.americanexpress.com. An investor conference call will be held at 5:00 p.m. (ET) today to discuss first-quarter earnings results. Live audio and presentation slides for the investor conference call will be available to the general public at the same web site.  A replay of the conference call will be available later today at the same web site address.

INFORMATION RELATED TO FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties.  The forward-looking statements, which address the company’s expected business and financial performance, among other matters, contain words such as “believe”, “expect”, “anticipate”, “optimistic”, “intend”, “plan”, “aim”, “will”, “may”, “should”, “could”, “would”, “likely”, and similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The company undertakes no obligation to update or revise any forward-looking statements.  Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:  the company’s ability to exceed for 2010 its on-average, over-time earnings per share growth target of 12 percent to 15 percent per annum, which will depend on, among other things, the factors described below, including the level of consumer and business spending, credit trends, expense management, currency and interest rate fluctuations and general economic conditions, such as unemployment and GDP growth; the company’s ability to manage credit risk related to consumer debt, business loans, merchants and other credit trends, which will depend in part on (i) the economic environment, including, among other things, the housing market, the rates of bankruptcies and unemployment, which can affect spending on card products, debt payments by individual and corporate customers and businesses that accept the company’s card products, (ii) the effectiveness of the company’s credit models and (iii) the impact of recently enacted statutes and proposed legislative initiatives affecting the credit card business, including, without limitation, The Credit Card Accountability Responsibility and Disclosure Act of 2009 (the “CARD Act”); the impact of the company’s efforts to deal with delinquent cardmembers in the current challenging economic environment, which may affect payment patterns of cardmembers and the perception of the company’s services, products and brands; the company’s near-term write-off rates, including those for the second quarter of 2010, which will depend in part on changes in the level of the company’s loan balances, delinquency rates of cardmembers, unemployment rates, the volume of bankruptcies and recoveries of previously written-off loans; consumer and business spending on the company’s credit and charge card products and Travelers Cheques and other prepaid products and growth in card lending balances, which depend in part on the economic environment, and the ability to issue new and enhanced card and prepaid products, services and rewards programs, and increase revenues from such products, attract new cardmembers, reduce cardmember attrition, capture a greater share of existing cardmembers’ spending, and sustain premium discount rates on its card products in light of regulatory and market pressures, increase merchant coverage, retain cardmembers after low introductory lending rates have expired, and expand the Global Network Services business; the write-off and delinquency rates in the medium- to long-term of cardmembers added by the company during the past few years, which could impact their profitability to the company; the company’s ability to effectively implement changes in the pricing of certain of its products and services; fluctuations in interest rates (including fluctuations in benchmarks, such as LIBOR and other benchmark rates that may give rise to basis risk, and credit spreads), which impact the company’s borrowing costs, return on lending products and the value of the company’s investments; the company’s net interest yield on cardmember loans trending downward over time closer to historical levels, which will be impacted by the affects of the CARD Act and changes in consumer behavior that affect loan balances; the actual amount to be spent by the company on marketing, promotion, rewards and cardmember services based on management’s assessment of competitive opportunities and other factors affecting its judgment and during 2010, the extent of provision benefit, if any, from lower than expected write-offs; the ability to control and manage operating, infrastructure, advertising and promotion expenses as business expands or changes, including the ability to accurately estimate the provision for the cost of the Membership Rewards program; fluctuations in foreign currency exchange rates; the company’s ability to grow its business and generate excess capital and earnings in a manner and at levels that will allow the company to return a portion of capital to shareholders, which will depend on the company’s ability to manage its capital needs, and the effect of business mix, acquisitions and rating agency and regulatory requirements, including those arising from the company’s status as a bank holding company; the ability of the company to meet its objectives with respect to the growth of its brokered retail CD program, brokerage sweep account program and the direct deposit initiative, which will depend in part on customer demand, the perception of the company’s brand and regulatory capital requirements; the success of the Global Network Services business in partnering with banks in the United States, which will depend in part on the extent to which such business further enhances the company’s brand, allows the company to leverage its significant processing scale, expands merchant coverage of the network, provides Global Network Services’ bank partners in the United States with the benefits of greater cardmember loyalty and higher spend per customer  and benefits merchants through, among other things, greater transaction volume and additional higher spending customers; the ability of the Global Network Services business to meet the performance requirements called for by the company’s settlements with MasterCard and Visa; trends in travel and entertainment spending and the overall level of consumer confidence; the uncertainties associated with business acquisitions, including, among others, the failure to realize anticipated business retention, growth and cost savings, as well as the ability to effectively integrate the acquired business into the company’s existing operations; the success, timeliness and financial impact (including costs, cost savings, and other benefits, including increased revenues), and beneficial effect on the company’s operating expense to revenue ratio, both in the short-term and over time, of reengineering initiatives being implemented or considered by the company, including cost management, structural and strategic measures such as vendor, process, facilities and operations consolidation, outsourcing (including, among others, technologies operations), relocating certain functions to lower-cost overseas locations, moving internal and external functions to the internet to save costs, and planned staff reductions relating to certain of such reengineering actions, including, the ability of the company to generate an annualized level of greater than $500 million of gross expense savings by 2012 from reengineering actions in its Global Services unit; the company’s ability to reinvest the benefits arising from such reengineering actions in its businesses; bankruptcies, restructurings, consolidations or similar events affecting the airline or any other industry representing a significant portion of the company’s billed business, including any potential negative effect on particular card products and services and billed business generally that could result from the actual or perceived weakness of key business partners in such industries; the triggering of obligations to make payments to certain co-brand partners, merchants, vendors and customers under contractual arrangements with such parties under certain circumstances; a downturn in the company’s businesses and/or negative changes in the company’s and its subsidiaries’ credit ratings, which could result in contingent payments under contracts, decreased liquidity and higher borrowing costs; the ability of the company to satisfy its liquidity needs and execute on its funding plans, which will depend on, among other things, the company’s future business growth, its credit ratings, market capacity and demand for securities offered by the company, performance by the company’s counterparties under its bank credit facilities and other lending facilities, regulatory changes, including changes to the policies, rules and regulations of the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of San Francisco, the company’s ability to securitize and sell receivables and the performance of receivables previously sold in securitization transactions; accuracy of estimates for the fair value of the assets in the company’s investment portfolio and, in particular, those investments that are not readily marketable; the ability of the company’s charge card and lending trusts to maintain excess spreads at levels sufficient to avoid material set-asides or early amortization of the company’s charge card and lending securitizations, which will depend on various factors such as income derived from the relevant portfolios and their respective credit performances; the increase in excess spread resulting from the designation of discount option receivables with respect to the American Express Credit Account Master Trust, which will depend in part on the monthly principal payment rate posted to accounts in, and the credit performance of, the securitized lending portfolio; the company’s ability to invest in technology advances across all areas of its business to stay on the leading edge of technologies applicable to the payments industry; the company’s ability to attract and retain executive management and other key employees; the company’s ability to protect its intellectual property rights (IP) and avoid infringing the IP of other parties; the potential negative effect on the company’s businesses and infrastructure, including information technology, of terrorist attacks, natural disasters, intrusion into our infrastructure by “hackers” or other catastrophic events in the future; political or economic instability in certain regions or countries, which could affect lending and other commercial activities, among other businesses, or restrictions on convertibility of certain currencies; changes in laws or government regulations; the administration’s proposal to impose a Financial Crisis Responsibility Fee at the rate of approximately 15 basis points on certain liabilities of banks, bank holding companies and other financial institutions with consolidated assets of at least $50 billion; the potential failure of the U.S. Congress to extend the active financing exception to Subpart F of the Internal Revenue Code, which could increase the company’s effective tax rate and have an adverse impact on net income; the potential impact of the CARD Act and regulations adopted by federal bank regulators relating to certain credit and charge card practices, including, among others, the imposition by card issuers of interest rate increases on outstanding balances and the allocation of payments in respect of outstanding balances with different interest rates, which could have an adverse impact on the company’s net income; accounting changes, including the implementation of changes to the accounting for off-balance sheet activities or other potential regulatory interpretations in this area, which, effective January 1, 2010, required the company to consolidate the assets and liabilities of the lending securitization trust, thereby requiring the company to reestablish loss reserves, which has in turn resulted in a reduction to the company’s regulatory capital ratios and has also resulted in a change with respect to the presentation of its financial statements beginning with the first quarter of 2010, and which also could result in lower credit ratings on securities issued by the company’s off-balance sheet securitization trusts as a result of the uncertainty with respect to the ability of rating agencies to continue to rely on the FDIC’s safe harbor rule regarding the isolation of securitized assets in the event of a sponsoring bank’s receivership or conservatorship, which in turn could adversely impact the company’s ability to utilize securitizations as a component of its funding strategy; outcomes and costs associated with litigation and compliance and regulatory matters; and competitive pressures in all of the company’s major businesses.  A further description of these and other risks and uncertainties can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the company’s other reports filed with the SEC.

All information in the following tables is presented on a basis prepared in accordance with U.S. generally accepted accounting principles (GAAP), unless otherwise indicated. On January 1, 2010, the Company consolidated its off-balance sheet cardmember loans and related debt onto its balance sheet in compliance with GAAP governing transfers of financial assets and consolidation of variable interest entities (new GAAP adopted effective January 1, 2010). Beginning in the first quarter of 2010, the consolidation of these assets and liabilities resulted in certain incremental income and expenses being reflected, as well as reclassifications of certain line items within the Company’s Consolidated Statements of Income. The changes described above were made on a prospective basis; results for periods prior to 1Q’10 have not been restated. Refer to page 20 for additional discussion. Additionally, prior period amounts have been revised to reflect various other changes in financial and statistical reporting associated with changes in the Company's methodology for allocating items such as interest and capital across its reportable operating segments.

(Preliminary)
American Express Company
Consolidated Statements of Income

(Millions)
	Quarters Ended
	March 31,	March 31,	Percentage
	2010	2009	Inc/(Dec)

Revenues
Non-interest revenues
Discount revenue	$3,466	$3,066	13%
Net card fees	521	532	(2)
Travel commissions and fees	386	365	6
Other commissions and fees	500	453	10
Securitization income, net (A)	N/A	141	-
Other	426	450	(5)
Total non-interest revenues	5,299	5,007	6
Interest income
Interest and fees on loans	1,775	1,292	37
Interest and dividends on investment securities	117	154	(24)
Deposits with banks and other	13	28	(54)
Total interest income	1,905	1,474	29
Interest expense
Deposits	128	85	51
Short-term borrowings	1	27	(96)
Long-term debt and other	469	443	6
Total interest expense	598	555	8
Net interest income	1,307	919	42
Total revenues net of interest expense	6,606	5,926	11
Provisions for losses
Charge card	227	336	(32)
Cardmember loans	688	1,414	(51)
Other	28	53	(47)
Total provisions for losses	943	1,803	(48)
Total revenues net of interest expense after provisions for losses	5,663	4,123	37

Expenses
Marketing and promotion	595	345	72
Cardmember rewards	1,218	846	44
Cardmember services	149	111	34
Salaries and employee benefits	1,327	1,253	6
Professional services	561	519	8
Occupancy and equipment	384	358	7
Communications	95	104	(9)
Other, net	82	43	91
Total	4,411	3,579	23
Pretax income from continuing operations	1,252	544	#
Income tax provision	367	101	#
Income from continuing operations	885	443	100
Loss from discontinued operations, net of tax	-	(6)	#
Net income	$885	$437	#
Income from continuing operations attributable to common shareholders (B)	$873	$367	#
Net income attributable to common shareholders (B)	$873	$361	#

# - Denotes a variance of more than 100%.

(A) In accordance with the new GAAP adopted effective January 1, 2010, the Company no longer reports securitization income, net in its income statement.

(B) Represents income from continuing operations or net income, as applicable, less (i) preferred share dividends and related accretion of $72 million for the quarter ended March 31, 2009, and (ii) earnings allocated to participating share awards and other items of $12 million and $4 million for the quarters ended March 31, 2010 and 2009, respectively.

(Preliminary)
American Express Company
Condensed Consolidated Balance Sheets

(Billions)

	March 31, 2010	December 31, 2009
Assets
Cash	$21	$16
Accounts receivable	36	38
Investment securities	18	24
Loans	53	30
Other assets	15	16
Total assets	$143	$124

Liabilities and Shareholders' Equity
Customer deposits	$28	$26
Short-term borrowings	2	2
Long-term debt	72	52
Other liabilities	28	30
Total liabilities	130	110

Shareholders' equity	13	14
Total liabilities and shareholders' equity	$143	$124

(Preliminary)
American Express Company
Financial Summary

(Millions)
	Quarters Ended
	March 31,	March 31,	Percentage
	2010	2009	Inc/(Dec)

Total revenues net of interest expense
U.S. Card Services	$3,538	$3,102	14%
International Card Services	1,139	1,044	9
Global Commercial Services	1,022	938	9
Global Network & Merchant Services	997	857	16
	6,696	5,941	13
Corporate & Other,
including adjustments and eliminations	(90)	(15)	#

CONSOLIDATED TOTAL REVENUES NET OF INTEREST EXPENSE	$6,606	$5,926	11

Pretax income (loss) from continuing operations
U.S. Card Services	$677	$(22)	#
International Card Services	184	29	#
Global Commercial Services	136	122	11
Global Network & Merchant Services	415	386	8
	1,412	515	#
Corporate & Other	(160)	29	#

PRETAX INCOME FROM CONTINUING OPERATIONS	$1,252	$544	#

Net income (loss)
U.S. Card Services	$428	$(7)	#
International Card Services	151	52	#
Global Commercial Services	92	81	14
Global Network & Merchant Services	267	250	7
	938	376	#

Corporate & Other	(53)	67	#
Income from continuing operations	885	443	100
Loss from discontinued operations, net of tax	-	(6)	#

NET INCOME	$885	$437	#

# - Denotes a variance of more than 100%.

(Preliminary)
American Express Company
Financial Summary (continued)

	Quarters Ended
	March 31,	March 31,	Percentage
	2010	2009	Inc/(Dec)
EARNINGS PER COMMON SHARE

BASIC
Income from continuing operations attributable to common shareholders	$0.74	$0.32	#	%
Loss from discontinued operations	-	(0.01)	#
Net income attributable to common shareholders	$0.74	$0.31	#	%

Average common shares outstanding (millions)	1,185	1,156	3%

DILUTED
Income from continuing operations attributable to common shareholders	$0.73	$0.32	#	%
Loss from discontinued operations	-	(0.01)	#
Net income attributable to common shareholders	$0.73	$0.31	#	%

Average common shares outstanding (millions)	1,191	1,156	3%

Cash dividends declared per common share	$0.18	$0.18	-%

Selected Statistical Information

	Quarters Ended
	March 31,	March 31,	Percentage
	2010	2009	Inc/(Dec)

Return on average equity (A)	18.0%	16.3%
Return on average common equity (A)	17.1%	16.7%
Return on average tangible common equity (A)	22.2%	21.6%
Common shares outstanding (millions)	1,198	1,168	3%
Book value per common share	$11.21	$10.61	6%
Shareholders' equity (billions)	$13.4	$15.8	(15)%

# - Denotes a variance of more than 100%.

(A) Refer to Appendix I for components of return on average equity, return on average common equity and return on average tangible common equity.